Exhibit 99.5

LONE STAR STATE BANCSHARES, INC. AND SUBSIDIARIES

EMPLOYEE STOCK OWNERSHIP PLAN

ESOP PARTICIPANT VOTING INSTRUCTION STATEMENT

January 31, 2023

To:	Participants in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan

As a participant in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan (the “ESOP” or the “Plan”), you have the right to direct the trustees of the ESOP (sometimes referred to as “we” or “us” or “the “ESOP Trustees”), as to how to vote the shares of common stock of Lone Star State Bancshares, Inc. (the “Company” or “Lone Star”) allocated to your account in the ESOP (the “ESOP Account”) in connection with the proposed merger (referred to herein as the “Merger”) of the Company with and into Prosperity Bancshares, Inc. (“Prosperity”), with Prosperity as the surviving corporation. The Merger is scheduled to be voted upon by the Company’s shareholders at a special meeting of shareholders to take place on March 28, 2023. The terms of the Merger are set forth in the Agreement and Plan of Merger, dated as of October 10, 2022, that the Company has entered into with Prosperity (the “Merger Agreement”). Approval of the Merger Agreement and the Merger by a two-thirds vote of the shares of the Company’s outstanding common stock is a condition to the consummation of the Merger.

To assist you with this decision, please refer to the following documents:

•	this ESOP Participant Voting Instruction Statement (the “Participant Voting Instruction Statement”);

•

a Confidential Voting Card (the “Confidential Voting Card”) to direct us how to vote the shares of Lone Star common stock allocated to your ESOP Account, which is attached to this Participant Voting Instruction Statement;

•	the Proxy Statement/Prospectus (the “Proxy Statement”) accompanying the Form S-4 registration statement, which includes a copy of the Merger Agreement attached as Appendix B; and

•	a prepaid return envelope.

If you are a current employee of Lone Star State Bank of West Texas, you will be able to access the Proxy Statement electronically through an employee portal. However, if you would prefer a printed copy of the Proxy Statement, please contact the ESOP trustees as provided below, and one will be provided to you. If you are a participant in the ESOP, but are no longer employed at Lone Star State Bank of West Texas, a copy of the Proxy Statement will be mailed to you at the address that we have on file, although you may contact the ESOP Trustees as provided herein to provide another address.

The terms of the Merger (and the underlying Merger documents) are briefly summarized below and are more fully described in the Proxy Statement. Because these summaries are brief, you should review the Proxy Statement in its entirety. If there is any conflict between the Proxy Statement and this Participant Voting Instruction Statement, the Proxy Statement controls. The Proxy Statement was prepared by Prosperity and the Company, and Prosperity and the Company are responsible for the accuracy of the information contained therein. The ESOP Trustees shall have no liability or obligation to any ESOP participant with respect to the Proxy Statement and the information contained therein.

TERMS OF THE MERGER

The terms of the Merger are set forth in the Merger Agreement and summarized in the Proxy Statement. The transactions contemplated in the Merger Agreement include the merger of Lone Star with and into Prosperity. As a result of the Merger, the separate existence of Lone Star will terminate. Following this merger, the Company’s wholly owned bank subsidiary, Lone Star State Bank of West Texas, will merge with and into Prosperity’s wholly owned bank subsidiary, Prosperity Bank.

As described in more detail in the Proxy Statement, and subject to the terms and conditions of the Proxy Statement, if the Merger is completed, and assuming at the closing that (i) there are 5,998,762 shares of Lone Star common stock issued and outstanding, (ii) there are 567,650 unexercised stock options and stock appreciation rights with respect to Lone Star common stock with a weighted average exercise or grant price of $22.56, (iii) Lone Star’s equity capital, as calculated under the Lone Star reorganization agreement, is equal to or greater than $121,088,508, and (iv) the price per share of Prosperity common stock received in the Lone Star merger is equal to $74.64, which was the closing price per share of Prosperity common stock on January 27, 2023, then your ESOP Account would be credited with a combination of 0.3961 shares of Prosperity common stock (before adjusting for fractional shares) and $9.15 in cash, in exchange for each share of Lone Star common stock held in your ESOP Account immediately prior to the completion of the Merger, for an aggregate implied value of $38.72 for each share of Lone Star common stock held in your ESOP Account.

BRIEF DESCRIPTION OF WHAT WILL HAPPEN

TO THE ESOP IN CONNECTION WITH THE MERGER

Pursuant to the Merger Agreement, Lone Star will terminate the ESOP prior to the closing of the Merger. Lone Star has submitted a request to the Internal Revenue Service (“IRS”) for a favorable determination letter with respect to the plan termination. Although the plan will technically be terminated at or prior to the closing of the Merger, the plan will remain funded beyond the closing date of the Merger. It is currently intended that the distributions will be made from the ESOP shortly after the Merger closing date (except for distributions to participants who have terminated employment with the Company or Lone Star State Bank of West Texas or in the ordinary course of administration), even if the IRS has not issued a determination letter with respect to the plan termination by that time. At the time you are entitled to receive a distribution, you will be able to elect to receive the payout of the cash and shares of Prosperity common stock in your ESOP Account (subject to required tax withholding) or make a direct tax-free rollover of your benefits to another eligible retirement plan, including an IRA or another qualified retirement plan that accepts rollover contributions. In the case of plan participants who remain active employees of Prosperity, a direct rollover may also be made to the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan in accordance with the terms of that Plan.

TAX MATTERS

You will not recognize any immediate taxable income or tax gain or loss with respect to your ESOP Account as a result of the Merger. The tax treatment of distributions to you of your ESOP Account will vary depending on the circumstances in which you receive the distributions. These circumstances can include whether your employment has terminated, your age, the form of the distribution and whether or not you rollover the distribution to an IRA or another qualified retirement plan. In certain circumstances, you may be able to take advantage of a special federal income tax rule concerning “net unrealized appreciation” if you receive a qualifying lump sum distribution that includes shares of Prosperity common stock held in your ESOP Account. You are advised to consult with a tax advisor concerning your decision related to the Merger as well as the income tax treatment of distributions from the ESOP.

ROLE OF ESOP PLAN PARTICIPANTS IN THE MERGER

The Company has scheduled a special meeting of its shareholders to take place on March 28, 2023 at 4:00 p.m. to consider and vote on the Merger Agreement and the Merger. The Merger Agreement and the Merger must be approved by the affirmative vote of two-thirds of the shares of the Company’s outstanding common stock entitled to vote on the Merger.

The shares of Company common stock that are owned by the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Trust (and certificates evidencing such shares) are held by the ESOP Trustees acting on behalf of the ESOP. Therefore, as a participant in the ESOP, you are not a direct shareholder of the Company. However, under the terms of the ESOP, you do have the right to provide instructions to the ESOP Trustees regarding how the shares of Company’s common stock allocated to your ESOP Account are to be voted by the ESOP Trustees in connection with the Merger.

The Plan also provides that the ESOP Trustees, in their discretion, will determine how to vote shares of Company common stock that are not allocated to any participant’s ESOP Account and whether or not to vote allocated shares for which the ESOP Trustees do not receive participant voting instructions. If the Merger Agreement and the Merger are approved by the holders of two-thirds of the outstanding shares of Company common stock (including Company common stock held by the ESOP), the Merger Agreement and the Merger will be approved, regardless of whether you instruct the ESOP Trustees to vote your allocated shares of Company common stock for or against the Merger Agreement and the Merger. See the “Plan Provisions Regarding Participant Voting Instruction” section below for additional details.

Enclosed is a Confidential Voting Card for you to use to instruct the ESOP Trustees how you wish to vote the shares of the Company’s common stock allocated to your ESOP Account. Your completed Confidential Voting Card must be received by 5 p.m. Central Time on March 27, 2023.

ESOP TRUSTEES POSITION ON THE MERGER/BOARD OF DIRECTORS RECOMMENDATION

The ESOP Trustees make no recommendation to ESOP participants on how to complete their Confidential Voting Card. However, as more fully described in the Proxy Statement, the Board of Directors of the Company has unanimously recommended that shareholders vote FOR the proposal to approve the Merger Agreement and the Merger.

ESOP FINANCIAL ADVISOR OPINION

The ESOP Trustees have retained SAMCO Capital (“SAMCO”) as its independent financial advisor to assist the ESOP Trustees in the discharge of their fiduciary duties with respect to the Merger. SAMCO will deliver an opinion to the ESOP Trustees stating whether the consideration to be received by the ESOP for its shares of Company common stock pursuant to the Merger Agreement and the Merger is not less than “adequate consideration” (as defined by federal law) and that the terms of the Merger Agreement and the Merger are fair to the ESOP participants from a financial point of view immediately prior to the special meeting of shareholders to take place on March 28, 2023.

The ESOP Trustees previously engaged SAMCO to conduct a valuation of Lone Star common stock as of September 30, 2021. This previous valuation determined that each share of Lone Star common stock had a fair market value of $23.55 per share as of September 30, 2021.

CONFIDENTIAL VOTING PROCEDURES

The Confidential Voting Card and a return envelope (with postage pre-paid) for your Confidential Voting Card are enclosed. The ESOP Trustees will collect and tally the participant votes.

Your voting instructions contained in your Confidential Voting Card with respect to the shares of Company common stock allocated to your ESOP Account will be kept confidential and will not be disclosed to Lone Star, Prosperity or any director, officer or employee of Lone Star or Prosperity.

After you have read this letter and the enclosed materials, please do the following:

(i) Mark, date and sign your Confidential Voting Card.

(ii) Either mail it to Lone Star State Bancshares ESOP, 6220 Milwaukee Avenue, Lubbock, Texas 79424, Attn: Melisa Roberts, in the enclosed envelope or deliver it by hand to one of the ESOP Trustees, so that it will be received by the ESOP Trustees no later than 5:00 p.m. Central Time on March 27, 2023. Hand delivery to Melisa Roberts or Kirk Thomas may occur at 6220 Milwaukee Avenue, Lubbock, Texas 79424, and to Brent Beakley at 2975 JBS Parkway, Odessa, Texas 79762.

The Confidential Voting Card is the only document that you are required to complete and deliver in order to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP Account. However, if your Confidential Voting Card is completed improperly (for example, it is not signed, or not marked in a way to make your instructions clear), then the ESOP Trustees may disregard it and vote the allocated shares of Company common stock in your ESOP Account at the direction of the ESOP Trustees.

PLAN PROVISIONS REGARDING PARTICIPANT VOTING INSTRUCTION

The Plan’s governing documents provide that each participant is entitled to instruct the ESOP Trustees as to the voting of shares of Company common stock allocated to his/her ESOP Account with respect to the proposal to approve the Merger Agreement and the Merger. The Plan also provides that the ESOP Trustees will determine how to vote the shares of Company common stock that are not allocated to any participant’s ESOP Account and whether to vote those allocated shares for which it fails to receive participant voting instructions.

The actions of the ESOP Trustees with respect to voting the shares of Company common stock held in the Plan are governed by the fiduciary duties and requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The ESOP Trustees can only follow voting instructions to the extent those instructions are consistent with the Trustees’ fiduciary duties under ERISA. Although the law is not entirely clear on how the ERISA fiduciary duties apply with respect to the voting of employer securities, the United States Department of Labor (the “DOL”) has informally stated certain standards that it believes a trustee should follow in respect of following participant directions as to how to vote shares of stock held by a plan such as the ESOP. Based on the guidance from the DOL, we, as ESOP Trustees, are permitted to vote the shares of Company stock held in the Plan in accordance with the instructions received from its participants, if among other things, the ESOP Trustees is reasonably assured that all of the following conditions are met:

A. The participants have been provided with sufficient information to enable them to make an informed decision in instructing the ESOP Trustees how to vote their allocated shares.

We have provided you with access to the Proxy Statement, which contains public information provided by Lone Star and Prosperity. As set forth in the Proxy Statement, additional information about Prosperity can be found in reports, statements and other information filed with the Securities Exchange Commission (“SEC”), which are available by mail or inspection at the SEC’s offices on the Internet at http://www.sec.gov. You may request information about the voting procedures from us as well. Our contact information is on the last page of this Participant Voting Instruction Statement.

B. The participants have acted independently and without coercion in instructing the ESOP Trustees how to vote their allocated shares.

As of the date of this Participant Voting Instruction Statement, we are unaware of any reason why the participants would not be acting independently in completing their Confidential Voting Cards, or would be subject to coercion by any individual or the Company. The Company is aware that the participants should be free from coercion in completing their Confidential Voting Cards. If you are subjected to any coercion by any person, please contact us.

C. The individual participants’ voting instructions are kept confidential.

The Confidential Voting Cards will be tabulated by the ESOP Trustees and each participant’s vote will be kept confidential. Neither the Company nor Prosperity will have access to individual Confidential Voting Cards even after the matters to be voted on have been decided.

D. The voting instruction provisions of the Plan are consistent with ERISA. That is, the ESOP Trustees must follow the voting instruction provisions, unless it concludes that to do so would be imprudent or contrary to the best interests of the participants.

If participants instruct us to vote their shares of Company common stock allocated to their ESOP Account in a certain manner, and we determine that doing so would be imprudent or otherwise not for the exclusive purpose of providing benefits to the participants, then we can and must disregard the instructions of the participants, and vote all of the shares of Company common stock held by the Plan in the manner we believe is required under ERISA. The same is true with respect to shares of Company common stock that are not allocated to any participant’s ESOP Account and allocated shares for which the ESOP Trustees do not receive participant voting instructions.

As of the date of this Participant Voting Instruction Statement, we have determined that following the instructions of the participants will be consistent with our fiduciary duties, and we expect this to be the case at the time the vote is made. We have based our determination and expectation upon our preliminary review of the Merger terms, and on the assumption that the voting procedures described above will be followed and SAMCO’s final opinion to be delivered to us prior to the special meeting of shareholders will confirm the fairness of the Merger.

CHANGING OR REVOKING YOUR CONFIDENTIAL VOTING CARD

If you decide to change your voting instructions after you have submitted your Confidential Voting Card, you must obtain a new form from one of the ESOP Trustees at the addresses above provided for hand delivery of Confidential Voting Cards. By properly completing and timely returning a new Confidential Voting Card, your previously submitted Confidential Voting Card will be automatically revoked. You are not permitted to change your voting instructions at the special meeting of the stockholders and in the event that you choose to attend the special meeting of the shareholders in person, you will not be permitted to participate in such meeting in any manner (unless you personally own shares of Lone Star common stock).

You may also revoke your Confidential Voting Card by notifying Brent Beakley in writing of your decision to revoke, but if you do not timely submit a new valid Confidential Voting Card, the allocated shares of Company common stock held in your ESOP Account covered by the revoked Confidential Voting Card will be treated as if no Confidential Voting Card was received from you. After 5 p.m. Central Time on March 27, 2023, no Confidential Voting Card will be accepted and no Confidential Voting Card may be changed or revoked. Therefore, it is important that you complete and return your Confidential Voting Card in time for it to reach the ESOP Trustees by 5 p.m. Central Time on March 27, 2023.

HOW TO CONTACT THE ESOP TRUSTEES

If you have any questions or comments concerning the procedure for completing and/or returning your Confidential Voting Card, please contact the ESOP Trustees by calling Brent Beakley at (432) 617-7717. Your communication will be kept confidential among the ESOP Trustees.

Sincerely,

Brent Beakley, on behalf of the Trustees of the

Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan

CONFIDENTIAL VOTING CARD

Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan

Voting Directions due by March 27, 2023 at 5:00 p.m. Central Time

The undersigned participant in the Lone Star State Bancshares, Inc. and Subsidiaries Employee Stock Ownership Plan (the “ESOP”), revoking any previous voting directions relating to these shares, hereby acknowledges receipt of the ESOP Participant Voting Instruction Statement and Proxy Statement/Prospectus accompanying the Form S-4 Registration Statement as originally filed with the Securities and Exchange Commission on January 30, 2023, in connection with the Special Meeting of Stockholders to be held at 4:00 p.m. Central Time on March 28, 2023, at 6220 Milwaukee Avenue, Lubbock, Texas 79424, and does hereby direct the ESOP Trustees to vote all the common stock of Lone Star State Bancshares, Inc. (the “Company”) allocated to and held in such participant’s account in the ESOP as indicated on the matter set forth herein. The undersigned participant acknowledges that he/she will not be permitted to participate at the Special Meeting of the Stockholders, including changing his/her voting direction.

The Company may postpone the Special Meeting of Stockholders to solicit additional voting instructions in the event that a quorum is not present or under other circumstances if deemed advisable by the Company’s Board of Directors.

MATTER TO BE VOTED ON:

1. Proposal to approve the Agreement and Reorganization, dated as of October 10, 2022, by and between Prosperity Bancshares, Inc. and Lone Star State Bancshares, Inc. and the transactions contemplated by the agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To vote for the proposal, mark the box “For” with an “X”. To vote against the proposal, mark the box “Against” with an “X”. To abstain from voting, mark the box “Abstain” with an “X”.

The Board of Directors of the Company unanimously recommends a vote “FOR” the matter listed above.

THIS VOTING CARD IS SOLICITED ON BEHALF OF THE ESOP TRUSTEES AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS VOTING CARD MUST BE RECEIVED NO LATER THAN MARCH 27, 2023 AT 5:00 P.M. CENTRAL TIME, IN ORDER FOR IT TO BE COUNTED.

Dated: , 2023
Signature of ESOP Participant

Name: [John Smith]

Shares: [100.0000]

SSN: [9876]